Exhibit 4.3

Execution Copy

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement dated as of February 25, 2011 (the “Agreement”) by and among Wescom Inc. a corporation incorporated under the laws of the Province of Ontario, Canada (the “Company”), the persons listed on Schedule I to this Agreement (the “Investors”), and, solely for purposes of Section 3.2 and Article IV hereof (except for Sections 4.1 and 4.9), Michael Wessinger and David Wessinger (the “Founders”). This Agreement shall become effective (the “Effective Time”) upon consummation of the Amalgamation of PCC Acquisition Corporation (the “Purchaser”) and the Company pursuant to the Articles of Amalgamation dated as of the date hereof (the “Amalgamation”).

WHEREAS, it is a condition to the obligations of the Purchaser and the Investors under the Purchase Agreement that this Agreement be executed by the parties hereto, and the parties hereto are willing to execute this Agreement and to be bound by the provisions hereof; and

WHEREAS, pursuant to the Amalgamation, as of the Effective Time, the Investors will be the holders of 4,784,689 Class A Preferred Shares.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any person, any other person, directly or indirectly, controlling, controlled by or under common control with such person; provided that, in the case of any Investor, the term “Affiliate” shall not include any portfolio company of such Investor.

“Articles” shall mean the Company’s articles of amalgamation, as of the Effective Time (as amended and in effect).

“Canadian Securities Laws” shall mean the Securities Act (Ontario), as amended, the Regulations thereunder, and all rules, policies, rulings and orders of applicable securities regulatory authorities, and similar legislation in each of the provinces of Canada where the Company is a “reporting issuer” for purposes of such legislation, if any, all as amended and in effect from time to time.

“Commission” shall mean the United States Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

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“Common Shares” shall mean the Common Shares (as defined in the Articles), as constituted as of the date of this Agreement.

“Conversion Shares” shall mean Common Shares (or any securities of the Company into which such Conversion Shares are exchangeable or convertible) issued or issuable upon conversion of the Preferred Shares.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, or any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Initial Public Offering” shall mean the initial underwritten public offering of Common Shares pursuant to an effective Registration Statement.

“person” or “persons” shall mean an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

“Preferred Director” shall have the meaning ascribed to such term in the Shareholders Agreement.

“Preferred Shares” shall mean the Company’s Class A Preferred Shares (as defined in the Articles), as constituted as of the date of this Agreement.

“Purchase Agreement” shall mean the Class A Preferred Share Purchase Agreement dated as of the date hereof among the Company, the Purchaser, the Investors, the Founders and the other parties thereto.

“Qualified IPO” shall have the meaning ascribed to such term in the Articles.

“Registration Expenses” shall mean all reasonable expenses incurred in complying with Sections 2.3, 2.4 or 2.5, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees and disbursements) incurred in connection with complying with state or provincial securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, transfer taxes, fees of transfer agents and registrars, costs of insurance and reasonable fees and disbursements of one counsel for the sellers of Restricted Shares, but excluding any Selling Expenses.

“Registration Statement” shall mean (i) any registration statement filed by the Company with the Commission for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, or any form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation) or (ii) any (final) prospectus filed by the Company under the Securities Act (Ontario) in a public offering and sale of securities of the Company.

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“Restricted Shares” shall mean (i) the Conversion Shares, (ii) any Common Shares, and any Common Shares issued or issuable upon the conversion, exchange or exercise of any other securities, acquired by the Investors, and (iii) any other Common Shares issued in respect of such shares (due to stock splits, stock dividends, reclassifications, recapitalizations or similar events or otherwise); provided, however, that Restricted Shares shall exclude Conversion Shares (a) which have been registered under the Securities Act pursuant to an effective Registration Statement filed thereunder and disposed of in accordance with the Registration Statement covering them; (b) which have been publicly sold pursuant to Rule 144 under the Securities Act; or (c) qualified pursuant to a (final) prospectus for which a receipt is issued by a securities commission or similar regulatory body in Canada and disposed of in accordance with the Registration Statement covering them.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, or any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Restricted Shares.

“Shareholders Agreement” shall mean the Shareholders Agreement dated as of the date hereof by and among the Company, the Investors and the other parties thereto (as amended and in effect).

“Subsidiaries” shall have the meaning ascribed to such term in the Purchase Agreement.

ARTICLE II

TRANSFERS OF SHARES AND REGISTRATION RIGHTS

2.1 Restrictive Legend. Each certificate representing Preferred Shares or Restricted Shares shall, except as otherwise provided in this Section 2.1 or in Section 2.2, be stamped or otherwise imprinted with a legend substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, THE SECURITIES ACT (ONTARIO) OR ANY STATE OR PROVINCIAL SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (i) [INSERT THE DISTRIBUTION DATE], AND (ii) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

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A certificate shall not bear such legend if in the opinion of counsel satisfactory to the Company (it being agreed that Goodwin Procter LLP and Stikeman Elliott LLP shall be satisfactory) the securities represented thereby may be publicly sold without registration under the Securities Act, Canadian Securities Laws and any applicable state securities laws.

2.2 Notice of Proposed Transfer. Prior to any proposed transfer of any Preferred Shares (other than under the circumstances described in Sections 2.3, 2.4 or 2.5), and subject to compliance with all applicable provisions in the Shareholders Agreement, the holder thereof shall give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by the Company, shall be accompanied by a written opinion of counsel satisfactory to the Company (it being agreed that Goodwin Procter LLP and Stikeman Elliott LLP shall be satisfactory) to the effect that the proposed transfer may be effected without registration under the Securities Act, Canadian Securities Laws and any applicable state securities laws, whereupon the holder of such stock shall be entitled under the securities laws to transfer such stock in accordance with the terms of its notice; provided, however, that no such opinion of counsel shall be required for a transfer to one or more partners of the transferor (in the case of a transferor that is a partnership), one or more members of the transferor (in the case of a transferor that is a limited liability company) or to an affiliated corporation (in the case of a transferor that is a corporation). Each certificate representing Preferred Shares or Restricted Shares transferred as above provided shall bear the legend set forth in Section 2.1, except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the written opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act. The restrictions provided for in this Section 2.2 shall not apply to securities which are not required to bear the legend prescribed by Section 2.1 in accordance with the provisions of Section 2.1.

2.3 Required Registration.

(a) At any time after six (6) months after the closing of the Company’s Initial Public Offering, the Investors who in the aggregate hold at least a majority of the total Restricted Shares then outstanding may by written notice to the Company request the Company to register under the Securities Act or applicable Canadian Securities Laws all or any portion of the Restricted Shares held by such requesting holder or holders for sale in the manner specified in such notice, provided that the reasonably anticipated aggregate price to the public of such public offering would not be less than USD$10,000,000. For purposes of this Section 2.3 and Sections 2.4 and 2.5, the term “Restricted Shares” shall be deemed to include (but without double counting) the number of Restricted Shares which would be issuable to a holder of Preferred Shares upon conversion of all Preferred Shares held by such holder at such time; and provided, however, that, in any underwritten public offering contemplated by this Section 2.3 or Sections 2.4 and 2.5, the holders of Preferred Shares shall be entitled to sell such Preferred Shares to the underwriters (with the underwriters’ approval) for conversion and sale of the Common Shares issued upon conversion thereof.

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(b) Following receipt of a notice under Section 2.3(a), the Company shall promptly notify the Investors from whom notice has not been received. The Company shall use reasonable best efforts to register under the Securities Act or Canadian Securities Laws (as applicable), for public sale in accordance with the method of disposition specified in any notice from requesting holders, the number of Restricted Shares specified in such notice (and in all notices received by the Company from other Investors within thirty (30) days after the giving of such notice by the Company). If such method of disposition shall be an underwritten public offering, the holders of a majority of the Restricted Shares to be sold in such offering shall designate the managing underwriter of such offering, subject to the approval of the Company, which shall not be unreasonably withheld or delayed. The Company’s obligation to register, pursuant to this Section 2.3, Restricted Shares on a Registration Statement shall be deemed satisfied only when a Registration Statement covering all Restricted Shares specified in notices received as aforesaid, for sale in accordance with the method of disposition specified by the requesting holders, shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, all such shares shall have been sold pursuant thereto.

(c) In any Registration Statement requested pursuant to this Section 2.3, the Company shall be entitled to include, for sale in accordance with the method of disposition specified by the requesting holders, Common Shares to be sold by the Company for its own account. If such method of disposition shall be an underwritten public offering and in the opinion of the managing underwriter such inclusion would adversely affect the marketing of the Restricted Shares to be sold, then the Company shall reduce the number of Common Shares to be sold by the Company for its own account to that number which, in the opinion of the managing underwriter, would not adversely affect the marketing of the Restricted Shares requested to be sold. Except for as provided in Section 2.3(b), the Company shall not file with the Commission any other Registration Statement with respect to its Common Shares, whether for its own account or that of other stockholders, from the date of receipt of a notice from requesting holders pursuant to this Section 2.3 until the completion of the period of distribution contemplated thereby.

(d) Investors are entitled to a maximum of two (2) registrations pursuant to this Section 2.3.

2.4 Incidental Registration. If the Company at any time (other than pursuant to Section 2.3 or Section 2.5) proposes to register any of its securities under the Securities Act or Canadian Securities Laws (as applicable) for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to Registration Statements not available for registering the Restricted Shares for sale to the public or in connection with a Rule 145 transaction), including in the Company’s Initial Public Offering, each such time it will give written notice to all Investors of its intention so to do. Upon the written request of any Investor, received by the Company within thirty (30) days after the giving of any such notice by the Company, to register any of its Restricted Shares, the Company will use reasonable best efforts to cause the Restricted Shares as to which registration shall have been so requested to be

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included in the securities to be covered by the Registration Statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder of such Restricted Shares so registered. In the event that any registration pursuant to this Section 2.4 shall be, in whole or in part, an underwritten public offering of Common Shares, and the managing underwriter determines in good faith that the inclusion of all shares requested to be registered would adversely affect the offering, the number of shares that may be included in the underwriting shall be allocated (i) first, to the Company and (ii) second, to the Investors requesting to register shares in such underwritten public offering on a pro rata basis based on the total number of Restricted Shares held by the Investors requesting to register shares in such underwritten public offering; and third, to any other stockholder of the Company on a pro-rata basis; provided, however, that in no event may less than twenty percent (20%) of the total number of Common Shares to be included in such underwriting, other than the Company’s Initial Public Offering, be made available for Restricted Shares. Notwithstanding the foregoing provisions, the Company may withdraw any Registration Statement referred to in this Section 2.4 without thereby incurring any liability to the holders of Restricted Shares.

2.5 Registration on Form S-3 or F-3; Special Provision Relating to Canadian Offerings.

(a) If at any time (i) one or more Investors who holds Restricted Shares request that the Company file a Registration Statement on Form S-3 or Form F-3 or any successors thereto for a public offering of all or any portion of the Restricted Shares held by such requesting holder or holders, the reasonably anticipated aggregate price to the public which would not be less than USD$5,000,000, and (ii) the Company is a registrant entitled to use Form S-3 or Form F-3 or any successors thereto to register such shares, then the Company shall use reasonable best efforts to register under the Securities Act on Form S-3 or Form F-3 or any successors thereto, for public sale in accordance with the method of disposition specified in such notice, the number of Restricted Shares specified in such notice. Whenever the Company is required by this Section 2.5 to use reasonable best efforts to effect the registration of Restricted Shares, each of the procedures and requirements of Section 2.3 (including but not limited to the requirement that the Company notify all Investors from whom notice has not been received and provide them with the opportunity to participate in the offering) shall apply to such registration; provided, however, that there shall be no limitation on the number of registrations on Form S-3 or Form F-3 which may be requested and obtained under this Section 2.5 (except that that number of such registrations that may be requested in any one-year period is limited to two (2)); and provided further, however, that in any Registration Statement requested pursuant to this Section 2.5, the Company shall be entitled to include for sale in accordance with the method of disposition specified by the requesting holders, Common Shares to be sold by the Company for its own account, except as and to the extent that, if such method of disposition shall be an underwritten public offering, in the opinion of the managing underwriter such inclusion would adversely affect the marketing of the Restricted Shares to be sold.

(b) In addition to the other registration rights herein, the Company hereby grants to the Investors who hold Restricted Shares registration rights with respect to required, incidental and short-form registrations in Canada, which rights shall be substantially equivalent to, and subject to the same limitations as, those set forth in Sections 2.3, 2.4 and 2.5 of this Agreement

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with all appropriate changes in recognition of the differences between U.S. and Canadian offerings and the differences between U.S. and Canadian Securities Laws. The other provisions of this Agreement shall also apply to such Canadian offerings and registration rights, again with appropriate changes.

2.6 Limitations. The Company shall not be required to effect any registration within one hundred twenty (120) days after the effective date of any other Registration Statement covering a firm commitment underwritten public offering in which the holders of Restricted Shares shall have been entitled to join pursuant to Section 2.4 and in which there shall have been effectively registered all Restricted Shares as to which registration shall have been requested (subject, in the case of a registration pursuant to Section 2.4, to the underwriter cutbacks permitted therein). If at the time of any request to register Restricted Shares by Investors pursuant to Section 2.3 or 2.5, the Company is engaged or has plans to engage in a registered public offering or is engaged in any other activity which, in the good faith determination of the Company’s Board of Directors, would be adversely affected by the requested registration, then the Company may at its option direct that such request be delayed for a period not in excess of ninety (90) days from the date of such request, such right to delay a request to be exercised by the Company not more than once in any twelve (12)-month period.

2.7 Registration Procedures. If and whenever the Company is required by the provisions of Sections 2.3, 2.4 or 2.5 to use reasonable best efforts to effect the registration of any Restricted Shares under the Securities Act, the Company will, as expeditiously as possible:

(a) prepare and file with the Commission a Registration Statement (which, in the case of an underwritten public offering pursuant to Section 2.3, shall be on Form S-1, Form F-1 or Form F-10 or other form of general applicability satisfactory to the managing underwriter selected as therein provided) with respect to such securities and use reasonable best efforts to cause such Registration Statement to become and remain effective for the period of the distribution contemplated thereby (determined as hereinafter provided);

(b) prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the period specified in paragraph (a) above and comply with the provisions of the Securities Act with respect to the disposition of all Restricted Shares covered by such Registration Statement in accordance with the sellers’ intended method of disposition set forth in such Registration Statement for such period;

(c) furnish to each seller of Restricted Shares and to each underwriter such number of copies of the Registration Statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Restricted Shares covered by such Registration Statement;

(d) use reasonable best efforts to register or qualify the Restricted Shares covered by such Registration Statement under the securities or “blue sky” laws of such jurisdictions as the sellers of Restricted Shares or, in the case of an underwritten public offering, the managing underwriter reasonably shall request; provided, however, that the Company shall

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not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(e) use reasonable best efforts to list the Restricted Shares covered by such Registration Statement with any securities exchange or over-the-counter market on which the Common Shares of the Company is then listed or quoted, as the case may be;

(f) promptly provide a transfer agent and registrar for all such Restricted Shares not later than the effective date of such Registration Statement;

(g) immediately notify each seller of Restricted Shares and each underwriter under such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (it being understood that the sellers of Restricted Shares agree upon receipt of such notice forthwith to cease making offers and sales of Restricted Shares pursuant to such Registration Statement or deliveries of the prospectus contained therein for any purpose until the Company has prepared and furnished such amendment or supplement to the prospectus as may be necessary so that, as thereafter delivered to purchasers of such Restricted Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing);

(h) if the offering is underwritten and at the request of any seller of Restricted Shares, use reasonable best efforts to furnish on the date that Restricted Shares is delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters, stating that such Registration Statement has become effective under the Securities Act and substantially to the effect that (A) to the knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (B) the Registration Statement, the related prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Securities Act (except that such counsel need not express any opinion as to financial statements contained therein), (C) nothing has come to the attention of such counsel during the course of their representation of the Company that leads them to believe that the Registration Statement, the related prospectus or any amendment or supplement thereof (except as to the financial statements (including the notes thereto) and schedules and other financial and statistical data contained or incorporated by reference therein as to which such counsel need not express any opinion or belief) at the time the Registration Statement became effective contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that the prospectus as of its date or the date on which the shares being offered are sold to the underwriters, or any later date on which the underwriters purchase shares subject to

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an over allotment option, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being understood that such counsel expresses no comment as to any financial statements (including the notes thereto) and schedules and other financial or statistical data contained in the Registration Statement, the related prospectus or any amendment or supplement thereof), and (D) to such other effects as are customary and reasonably may be requested by counsel to the underwriters or by such seller or its counsel (it being understood that if a change in the laws of the United States has occurred, such opinion shall be in a form then customary for an underwritten public offering); and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters and to such seller, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the Registration Statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request; and

(i) make available for inspection by each seller of Restricted Shares upon reasonable notice, any underwriter participating in any distribution pursuant to such Registration Statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement.

For purposes of Sections 2.7(a) and 2.7(b) and of Section 2.3(c), the period of distribution of Restricted Shares in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Restricted Shares in any other registration shall be deemed to extend until the earlier of the sale of all Restricted Shares covered thereby and one hundred twenty (120) days after the effective date thereof.

In connection with each registration hereunder, the sellers of Restricted Shares will (x) furnish to the Company in writing such information with respect to themselves, the Restricted Shares held by them and the proposed distribution by them as reasonably requested by the Company and its counsel in connection with such registration, (y) agree to sell Restricted Shares on the basis provided in any underwriting arrangements, and (z) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents as may be required under the terms of such underwriting arrangements.

In connection with each registration pursuant to Sections 2.3, 2.4 or 2.5 covering an underwritten public offering, the Company and each seller agree to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter and companies of the Company’s size and investment stature and as are consistent with the terms of this Agreement.

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2.8 Expenses. The Company will pay all Registration Expenses in connection with each Registration Statement under Sections 2.3, 2.4 or 2.5; provided, however, that if an offering pursuant to any registration commenced pursuant to Sections 2.3 or 2.5 is abandoned and the Registration Statement withdrawn prior to being declared effective at the request of the selling stockholders (other than by reason, in whole or in part, of a material adverse change in, or adverse information pertaining to, the Company’s business, affairs, assets, results of operations, financial position, cash flows or prospects that was not known to the selling stockholders prior to the commencement of such registration, in which event the Company shall bear all Registration Expenses), such selling stockholders shall either bear, in proportion to the number of shares proposed to be sold by each, all Registration Expenses incurred and paid by the Company in conjunction with such registration or shall be deemed to have exercised their registration rights under the applicable Section. All Selling Expenses in connection with each Registration Statement under Sections 2.3, 2.4 or 2.5 shall be borne by the participating sellers in proportion to the number of shares sold by each, or by such participating sellers other than the Company (except to the extent the Company shall be a seller) as they may agree.

2.9 Indemnification and Contribution.

(a) In the event of a registration of any of the Restricted Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each seller of such Restricted Shares thereunder, each of its directors, partners and officers, each underwriter of such Restricted Shares thereunder and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state or provincial securities or “blue sky” laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Restricted Shares was registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse each such seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such losses, claims, damages or liabilities if such settlement is effected without the consent of the Company, such consent not to be unreasonably withheld or delayed, nor shall the Company be liable in any such case if and to the extent that any such losses, claims, damages or liabilities arise solely out of or are based solely upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such seller in writing specifically for use in such Registration Statement or prospectus.

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(b) In the event of a registration of any of the Restricted Shares under the Securities Act pursuant to this Agreement, each seller of such Restricted Shares thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the Registration Statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement under which such Restricted Shares was registered under the Securities Act pursuant to this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such losses, claims, damages or liabilities if such settlement is effected without the consent of such seller, such consent not to be unreasonably withheld or delayed, nor shall such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises solely out of or is based solely upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such Registration Statement or prospectus; and provided further, however, that the liability of each seller hereunder shall not in any event exceed the net proceeds received by such seller from the sale of Restricted Shares covered by such Registration Statement.

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 2.9 and shall only relieve it from any liability which it may have to such indemnified party under this Section 2.9 if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.9 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses

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available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Restricted Shares exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 2.9; then, and in each such case, the Company and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such holder is responsible for the portion represented by the percentage that the public offering price of its Restricted Shares offered by the Registration Statement bears to the public offering price of all securities offered by such Registration Statement, and the Company is responsible for the remaining portion; provided, however, that, in any such case, (A) no such holder will be required to contribute any amount in excess of the net proceeds received by such holder from the sale of all such Restricted Shares offered by it pursuant to such Registration Statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

2.10 Changes in Common Shares or Preferred Shares. If, and as often as, there is any change in the Common Shares or the Preferred Shares by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Shares or the Preferred Shares as so changed.

2.11 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Shares to the public without registration, at all times after ninety (90) days after any Registration Statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

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(b) use reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to each holder of Restricted Shares forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Restricted Shares without registration.

2.12 Suspension of Registration Obligation. Notwithstanding the provisions of Section 2.3, the Company’s obligation to file a Registration Statement, or to cause such Registration Statement to become and remain effective, shall be suspended for a period not to exceed ninety (90) days in any twelve (12)-month period if there exists at the time material non-public information relating to the Company which, in the reasonable opinion of the Board of Directors of the Company, should not be disclosed.

2.13 No Third Party Registration Rights. The Company represents and warrants that, there currently are no holders of its capital stock entitled to registration rights. The Company shall not, without the prior written consent of at least a majority of the then-outstanding Restricted Shares, grant to any third party any registration rights more favorable than or inconsistent with any of those contained herein, so long as any of the registration rights under this Agreement remains in effect.

2.14 Canadian Securities Law Requirements. With a view to making available the benefits of certain rules and regulations of the Canadian Securities Laws that may at any time permit the sale of the Restricted Shares to the public without the filing of a prospectus, once a public market exists for the Common Shares, the Company agrees to use reasonable best efforts to:

(a) make and keep public information available, as those terms are understood and defined under the Securities Act (Ontario), at all times after the date the Company becomes a reporting issuer under Canadian Securities Laws;

(b) file with the appropriate Canadian Securities Laws regulatory authorities in a timely manner all reports and other documents required of the Company under Canadian Securities Laws (at any time after the date that the Company becomes a reporting issuer under Canadian Securities Laws); and

(c) furnish to each holder of Restricted Shares forthwith upon request (i) a written statement by the Company stating that the Company is a reporting issuer and is not in default of any requirement of Canadian Securities Laws (at any time after the date that the Company becomes a reporting issuer under Canadian Securities Laws), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) any other reports and documents of the Company and other information in the possession of or reasonably obtained by the Company

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as the holder of Restricted Shares may reasonably request in order to avail itself of any of the Canadian Securities Laws that allow such holder to sell Restricted Shares without filing a prospectus.

ARTICLE III

COVENANTS OF THE COMPANY

3.1 Financial Statements, Reports, Etc.

(a) The Company shall prepare its financial information in accordance with Canadian generally accepted accounting principles. The Company shall furnish to each Investor, for so long as the Investor is a holder of Preferred Shares or Conversion Shares:

(i) within one hundred twenty (120) days (or such longer period agreed to by holders of a majority of the Preferred Shares) after the end of each fiscal year of the Company an audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income, shareholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with Canadian generally accepted accounting principles and certified by a firm of independent chartered accountants of recognized international standing selected by the Board of Directors or the shareholders of the Company;

(ii) within thirty (30) days after the end of each month and forty-five (45) days (or such longer period agreed to by holders of a majority of the Preferred Shares) after the end of each quarter in each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries, and the related consolidated statements of income, shareholders’ equity and cash flows, unaudited but prepared in accordance with Canadian generally accepted accounting principles (subject to year-end adjustments and no notes being included) and certified by the Chief Financial Officer of the Company (acting in his capacity as an officer of the Company and not in his individual capacity), such consolidated balance sheet to be as of the end of such month or quarter, respectively and such consolidated statements of income, stockholders’ equity and cash flows to be for such month or quarter, respectively and for the period from the beginning of the fiscal year to the end of such month or quarter, respectively, in each case with comparison to budget and comparative statements for the prior fiscal year;

(iii) at the time of delivery of each annual financial statement pursuant to Section 3.1(a)(i), a certificate executed by the Chief Financial Officer of the Company (not in his personal capacity) stating that such officer has caused this Agreement and the terms of the Preferred Shares to be reviewed and has no knowledge of any default by the Company in the performance or observance of any of the provisions of this Agreement or the Preferred Shares or, if such officer has such knowledge, specifying such default and the nature thereof;

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(iv) at the time of delivery of each monthly and quarterly statement pursuant to Section 3.1(a)(ii) (and only upon delivery of such statements), a management narrative report explaining all significant variances from forecasts and all significant current developments in staffing, marketing, sales and operations;

(v) no later than thirty (30) days prior to the start of each fiscal year (or such longer period agreed to by holders of a majority of the Preferred Shares), a detailed business plan for the next fiscal year for the review and approval of the Company’s Board of Directors, and no later than thirty (30) days prior to the start of each fiscal year, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company and its Subsidiaries in respect of such fiscal year for review and approval of the Company’s Board of Directors (the “Annual Budget”), all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing;

(vi) promptly following receipt by the Company, but in any event within ten (10) days of receipt thereof, each audit response letter, accountant’s management letter and other written report submitted to the Company by its independent chartered accountants in connection with an annual or interim audit of the books of the Company or any of its Subsidiaries;

(vii) promptly after the commencement thereof, but in any event within ten (10) days of receipt of notice thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries;

(viii) promptly upon sending, making available or filing the same, all press releases, reports, financial statements, or other correspondence or information that the Company sends or makes available to its stockholders or directors, Board committee members or files with the Commission; and

(ix) promptly, from time to time, such other information regarding the business, financial condition, operations, property or affairs of the Company and its Subsidiaries as such Investor reasonably may request.

(x) within forty-five (45) days of the end of each quarter in each fiscal year of the Company, the Company shall provide to each Investor a report for such quarter that provides, in reasonable detail, the prices paid for the Company’s services and/or products by (i) each customer that subscribes to the Company’s point of care solution and (ii) each other customer not included in clause (i) above (if any) to which the Company has referred Careworx, Inc., an Ontario corporation (together with its successors, “Careworx”).

(b) Confidentiality, etc. Each Investor acknowledges and agrees that all of the information received by it pursuant to Section 3.1(a) shall, except for any such information generally available to the public, be kept confidential by the Investor who shall neither use such information for any reason or purpose nor disclose such information to any other person, except (i) to any limited or general partner, shareholder, member or other Affiliate of the Investor or (ii)

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with the Company’s consent. Each Investor further acknowledges that the receipt by it of such information may result in such Investor having material undisclosed information relating to the Company which may, inter alia, restrict its ability to trade in securities of the Company.

3.2 Right of Participation in Sales by the Company.

(a) For so long as any Preferred Shares remain outstanding, the Company shall, prior to any proposed issuance by the Company of any of its securities (other than debt securities with no equity feature), offer to each Investor and each Founder (and for the purposes hereof, the term “Founders” shall be deemed to include any Affiliates of a Founder which for avoidance of doubt, shall include any trust in which the trustees consist solely of the Founders or the beneficiaries of such trust include only the Founders, their immediate family members or a corporation controlled by any of the foregoing) and each Founder shall have the discretion to allocate any such offered securities acquired pursuant to this Section 3.2 amongst such Affiliates (each Investor and each Founder being an “Offeree”) by written notice (the “Initial Offer”) the right, for a period of eighteen (18) days (the “Initial Offer Period”), to purchase for cash at an amount equal to the price or other consideration for which such securities are to be issued, any or all of that number of such securities as shall be equal to the aggregate offered securities multiplied by a fraction, the numerator of which is the number of Common Shares issuable upon the conversion of the Preferred Shares then owned by such Investor or the number of Common Shares owned by such Founder, as the case may be, and the denominator of which is the aggregate number of Common Shares then held by all of the Offerees (calculated on an as-converted basis) (the amount of securities each Offeree is entitled to purchase under this Section 3.2 being referred to as such Offeree’s “Pro Rata Fraction”); provided that the participation pursuant to this Section 3.2 shall not apply to securities:

(A) issued pursuant to the Purchase Agreement;

(B) issued upon conversion of any of the Preferred Shares;

(C) issued as a stock dividend, stock split, split-up or other distribution, provided that the securities issued pursuant to such stock dividend or subdivision are limited to additional Common Shares;

(D) issued pursuant to subscriptions, warrants, options, convertible securities or other rights which are listed in Schedule III of the Stock Purchase Agreement as being outstanding as of the date of this Agreement, in each case, provided such issuance is pursuant to the terms thereof;

(E) issued solely in consideration for the acquisition (whether by merger or otherwise) by the Company of all or substantially all the assets of another entity, but only if such issuance is approved in advance by a majority of the outstanding Preferred Shares (for greater certainty, it being acknowledged that acquisitions of USD$5,000,000 or less do not require the approval of the said majority);

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(F) issued to employees, consultants or directors pursuant to stock option, stock grant, stock purchase or similar plans or arrangements approved by the holders of a majority of the then outstanding Preferred Shares, including without limitation upon the exercise of Options (as defined in the Articles) outstanding as of the Class A Original Issue Date (as defined in the Articles), up to a maximum of 925,000 shares (or such higher number of shares as approved by the holders of a majority of the then outstanding Preferred Shares);

(H) upon the exercise of any right issued pursuant to clauses (A) through (G) hereof which was not itself in violation of the terms of this Section 3.2; and

(I) with respect to which (i) the Investors holding a majority of the Preferred Shares then held by all Investors and (ii) the holders of a majority of the Common Shares then collectively held by the Founders, elect in writing to waive the rights set forth in this Section 3.2.

(b) The Initial Offer shall describe the securities proposed to be issued by the Company and specify the number, price and payment terms. Each Offeree may accept the Initial Offer as to the full number of securities offered to it or any lesser number, by written notice thereof given by it to the Company prior to the expiration of the Initial Offer Period, in which event the Company shall promptly sell and each such Offeree shall buy, upon the terms specified, the number of securities agreed to be purchased by such Offeree.

(c) In the event an Offeree does not wish to exercise its right to purchase its Pro Rata Fraction, then any Offeree who so elects shall have the right for a period of ten (10) days from the expiration of the Initial Offer Period (the “Secondary Offer Period”) to purchase, on a pro rata basis with any other Offeree who so elect, up to any Pro Rata Fraction not purchased by an Offeree (the “Remaining Shares”). The Company shall offer to each Offeree by written notice the right to purchase the Remaining Shares and shall specify in such notice the number, price and payment terms for the Remaining Shares. Each Offeree may accept the Company’s offer for the Remaining Shares as to the full number of securities offered to it or any lesser number, by written notice thereof given by it to the Company prior to the expiration of the Secondary Offer Period, in which event the Company shall promptly sell and each such Offeree will buy, upon the terms specified, the number of Remaining Shares agreed to be purchased by such Offeree.

(d) Subject to the foregoing, the Company shall be free at any time prior to one hundred eighty days (180) days after the last day of the Secondary Offer Period, to offer and sell to any third party or parties the remainder of such securities proposed to be issued by the Company (including but not limited to the securities not agreed by the Offerees to be purchased by them), at the price and on payment terms as those specified in such notice of offer to each Offeree; provided, however, if such third party sale or sales are not consummated within such one hundred eighty (180)-day period, the Company shall not sell such securities as shall not have been purchased within such period without again complying with this Section 3.2.

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3.3 Reserve for Conversion Shares. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares and Class A Fixed Value Special Shares, for the purpose of effecting the conversion of the Preferred Shares and otherwise complying with the terms of this Agreement, such number of its duly authorized Common Shares and Class A Fixed Value Special Shares, as shall be sufficient to effect the conversion of the Preferred Shares from time to time outstanding or otherwise to comply with the terms of this Agreement. If at any time the number of authorized but unissued Common Shares and Class A Fixed Value Special Shares, shall not be sufficient to effect the conversion of the Preferred Shares or otherwise to comply with the terms of this Agreement, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued Common Shares and Class A Fixed Value Special Shares, to such number of shares as shall be sufficient for such purposes. The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable securities laws in connection with the issuance of Common Shares and Class A Fixed Value Special Shares, upon conversion of the Preferred Shares.

3.4 Corporate Existence. The Company shall maintain and cause each of its Subsidiaries (other than non-operating Subsidiaries that do not hold any assets, have any liabilities or carry on any business) to maintain their respective corporate existence, rights and franchises in full force and effect. Notwithstanding the foregoing sentence, the Company may complete any corporate reorganization if, immediately following such reorganization, there are no changes to the then shareholdings in the Company or to the rights, powers and privileges of the Preferred Shares. Further, the Company may cause one or more of its Subsidiaries to be dissolved if the result thereof is that all of the assets and liabilities of such Subsidiary become those of the Company or of a new entity wholly-owned by the Company.

3.5 Properties, Business, Insurance. The Company shall maintain and cause each of its Subsidiaries to maintain as to their respective properties and business, with insurance companies reasonably believed by the Company to be financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated, which insurance shall be deemed by the Company to be sufficient. Without limitation of the foregoing, the Company shall maintain, at the Company’s expense, insurance in an amount determined in good faith by the Board of Directors to be appropriate, on behalf of any person who after the Closing is or was a director or officer of the Company or any Subsidiary, or is or was serving at the request of the Company or any Subsidiary as a director, officer, employee or agent of another limited company, corporation, partnership, joint venture, trust or other enterprise, including any direct or indirect Subsidiary of the Company, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, subject to customary exclusions.

3.6 Inspection, Consultation and Advice. The Company shall permit and cause each of its Subsidiaries to permit each Investor and its representatives, at such Investor’s expense, as the case may be, to visit and inspect any of the properties of the Company and its Subsidiaries, examine their books and take copies and extracts therefrom, discuss the affairs, finances and accounts of the Company and its Subsidiaries with their officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Investor,

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as the case may be, and such designees such affairs, finances and accounts), and consult with and advise the management of the Company and its Subsidiaries as to their affairs, finances and accounts, all at reasonable times, upon reasonable notice, and with a minimum of disruption to the subject’s business operations. Notwithstanding the foregoing, no Investor (nor its representatives) shall be entitled to inspect any documents (nor have any discussions with respect to any documents) which, in the written opinion of counsel to the Company, are subject to attorney/client privilege as between the Company and its legal advisors.

3.7 Restrictive Agreements Prohibited. Neither the Company nor any of its Subsidiaries shall become a party to any agreement which by its terms restricts the Company’s performance of any of the Transaction Documents or the Articles.

3.8 Transactions with Affiliates. Except for transactions contemplated by this Agreement, the other Transaction Documents or as otherwise approved by a majority of the outstanding Preferred Shares, neither the Company nor any of its Subsidiaries shall directly or indirectly enter into any transaction with (a) any director, officer, key employee or holder of more than three percent (3%) of the outstanding capital stock of any class or series of capital stock of the Company or any of its Subsidiaries, or (b) any person who, to the knowledge of the Company and its Subsidiaries after due inquiry, is (i) a member of the family of any person described in clause (a) or (ii) a corporation, partnership, trust or other entity in which any person described in clause (a), or member of the family of any person described in clause (a), is a director, officer, trustee, partner or holder of more than five percent (5%) of the outstanding capital stock thereof, except in all cases for transactions on customary terms related to such person’s employment.

3.9 Board of Directors Meetings. The Company shall ensure that at least six (6) meetings of its Board of Directors are held, in person or by conference call, every fiscal year and that such meetings are held at least once per fiscal quarter in accordance with an agreed upon schedule.

3.11 Compensation Committee. No compensation or other remuneration shall be paid to, and no capital stock of the Company shall be issued to or granted to, any executive of the Company (including the Company’s Chief Executive Officer or Chairperson and any individual reporting to such persons) without the approval of the Compensation Committee or in accordance with compensation arrangements in effect as of the date of this Agreement. No employee stock option plan, employee stock purchase plan, employee restricted stock plan or other employee stock plan (or any amendment of any of the Company’s existing employee stock plans) shall be established or modified without the approval of the Compensation Committee.

3.12 Tax Matters.

(a) The Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts, consistent with the Company’s business objectives to prevent the Company or any of its Subsidiaries from becoming (i) a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (the “Code”); or (ii) a “passive foreign investment corporation” within the meaning of Section 1297 of the Code, The Company shall not be responsible for any damages arising out of a breach of the Company’s

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obligations under this Section 3.12 if the Investors have approved the transactions undertaken by the Company that give rise to such breach. The parties acknowledge and agree that, with respect to possible future acquisitions by the Company, the parties have executed other agreements in connection with this Agreement that contain specific provisions that deal with consent or veto rights that the Investors have with respect to such acquisitions, and this Section 3.12(a) is not intended to provide any additional consent or other rights to the Investors with respect to such possible future acquisitions. For sake of clarity, if the Investors do not have consent or veto rights with respect to a particular acquisition under those other specific provisions, this Section 3.12(a) shall not be used by the Investors to attempt to prevent the Company from proceeding with such acquisition, even if the acquisition causes the Company to become a “controlled foreign corporation” by virtue of increasing the portion of the Company’s stock that is owned by “U.S. Shareholders” as defined in Section 951(b) of the Code.

(b) The Company shall, and shall cause its Subsidiaries to, use their best efforts to prevent the Preferred Shares from becoming “taxable Canadian property” under the current definition, within the meaning of the Income Tax Act (Canada) (the “Act”). The Company agrees to comply in all respects with any reporting requirements that may be imposed in connection with the conversion of the Preferred Shares so as to assist the Investor to meet its objective, if applicable, that such conversion is effected on a tax-free basis, including without limitation, to timely execute and file a joint election under Section 85 of the Act, if requested by the Investor, and to assist any Investor in obtaining a certificate under Section 116 of the Act. In the event that, notwithstanding the Company’s best efforts to the contrary, the Preferred Shares become “taxable Canadian property,” at any Investor’s reasonable request, the Company will cooperate with the Investor on a reasonable basis to assist the Investor in restructuring its ownership of Preferred Shares. Notwithstanding anything herein contained, the Company shall not be required to take any action pursuant to this paragraph that would or could reasonably be expected to cause any adverse consequence to the Company or its other shareholders.

(c) The Company shall not withhold any tax on amounts payable or distributable to any Investor without providing such Investor with notice of such withholding and an opportunity to obtain reduced rates of withholding or other available exemptions. Subject to applicable law, for this purpose, certifications providing the information required by applicable withholding tax provisions by the general partner of any Investor which is a partnership shall be deemed to be acceptable to the Company for purposes of applicable withholding tax provisions and certification requirements. Subject to applicable law, if the Company reasonably determines that withholding tax applies, the Company may withhold the required amounts from payments to an Investor, and the Company may remit such amount to the applicable taxing authority, unless, prior to the remittance thereof to the applicable taxing authority, such Investor provides to the Company (i) evidence reasonably satisfactory to the Company that a reduced withholding tax rate applies, and (ii) an agreement to indemnify the Company in respect thereof, in form reasonably satisfactory to the Company; in which case, the Company may withhold and remit the withholding tax calculated at the reduced withholding tax rate.

(d) Without the consent of the Investors, the Company shall not enter into any contract involving the sale, exchange or other disposition of shares of the Company if the holders of stock in the Company who are resident in Canada would be entitled to the benefits of

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applicable “rollover” or other nonrecognition treatment under Canadian tax law but Investors who are non-residents of Canada would be subject to taxation under Canadian or United States tax law in connection with selling, exchanging or disposing of shares of the Company in such transaction.

(e) The Company shall, and shall cause its Subsidiaries to, comply in all respects with the undertakings set forth in Schedule II and Schedule III hereto.

(f) Upon reasonable notice of any Investor, and subject to a reasonable confidentiality undertaking by the Investor in respect of same, the Company shall promptly provide to such Investor all tax, accounting and financial information and calculations reasonably necessary in order for such Investor to fulfill its United States federal, state and local tax reporting requirements and other obligations in connection with owning shares in the Company and shall provide to such Investor such additional information and calculations as may be reasonably requested in order for such Investor or its direct or indirect beneficial owners to obtain any applicable United States federal, state or local tax benefits; provided that any such additional information and calculations may be provided by the Company without undue burden or material adverse effect on the Company.

(g) The Company and its Subsidiaries shall make such U.S. federal, state and/or local tax elections as may be reasonably requested from time to time by the Investors, provided that such election does not adversely affect the Company, its Subsidiaries or any shareholder of the Company; provided that any de minimis or routine preparation, filing or other costs of the Company shall not be treated as adversely affected the Company.

(h) Neither the Company nor any of its Subsidiaries shall make any U.S. federal, state and/or local tax election that to the knowledge of the Company (after due inquiry, including consultation with the Company’s U.S. independent accountants), would have a material adverse effect on the Investors without having obtained the prior consent (or direction as set forth in paragraph (g) above) of the Investors;.

3.13 By-Laws. The Company shall at all times cause its By-Laws to provide that, (a) any director shall have the right to call a meeting of the Company’s Board of Directors, (b) any holder or holders of at least ten percent (10%) of the outstanding Preferred Shares or Common Shares, shall have the right to call a meeting of the Company’s Board of Directors or stockholders, and (c) the number of directors fixed in accordance therewith shall in no event conflict with any of the terms or provisions of the Preferred Shares as set forth in the Articles. The Company shall at all times maintain provisions in its By-Laws and Articles indemnifying all directors against liability, requiring the Company to advance directors’ expenses and absolving all directors from liability to the Company and its stockholders to the maximum extent permitted under the Business Corporations Act (Ontario) and other applicable laws of Canada.

3.14 Employee Contracts. The Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any of the Employee Confidentiality and Assignment Agreements or Consultant Agreements (each as described in Section 3.16) without the consent of the Board of Directors.

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3.15 Vesting of Employee Shares. The Company shall not grant to any of its or any of its Subsidiaries’ employees any options, warrants, restricted stock or other equity incentive awards, which, in all cases, will become exercisable at a rate in excess of 25% per annum from the date of such grant without the consent of at least a majority of the outstanding Preferred Shares. The Company will require, as a condition of any grant, that such grant be pursuant to a form of option or other award agreement approved by the Company’s Board of Directors. Such agreement shall contain provisions granting the Company a right of first refusal of transfers of Company securities by a grantee to third parties. In the event the Company issues securities to any person or entity, such person or entity shall become a party to the Shareholders Agreement as a “Shareholder” (as such term is defined in the Shareholders Agreement substantially in the form attached as Exhibit A hereto), except such person shall not be required to become a party thereto if the only securities held by such person consist of unexercised options unless and until such options are actually exercised. The Company shall not grant any options, warrants, restricted stock or other equity incentive awards pursuant to agreements containing acceleration provisions without the unanimous approval of the Compensation Committee.

3.16 Employee and Consultant Agreements. The Company shall obtain, and shall cause its Subsidiaries to use reasonable best efforts to obtain, a Employee Confidentiality and Assignment Agreements substantially in the form of Exhibit B from all employees of the Company (other than clerical employees), upon (i) their initial employment by the Company or any of its Subsidiaries (with respect to any employee hired after the date hereof) or (ii) the granting of options to such employees (with respect to all other employees). The Company shall obtain, and shall cause its Subsidiaries to use their reasonable best efforts to obtain, a Consultant Agreement substantially in the form of Exhibit C from all consultants to the Company, upon their retention by the Company or any of its Subsidiaries. The Company shall obtain, and shall cause its Subsidiaries to use their reasonable best efforts to obtain, an employee nondisclosure, non-solicitation and developments agreement in a form approved by the Board of Directors (including the Preferred Director) from all clerical employees of the Company or any of its material Subsidiaries, upon their employment by the Company or any of such Subsidiaries.

3.17 Activities of Subsidiaries. Unless approved by a majority of the outstanding Preferred Shares, the Company will not organize or acquire any entity that is a Subsidiary unless such Subsidiary is wholly-owned (directly or indirectly) by the Company. Unless approved by a majority of the outstanding Preferred Shares, the Company shall not sell or otherwise transfer any shares of capital stock of any Subsidiary, except to the Company or another Subsidiary, or permit any Subsidiary to issue, sell or otherwise transfer any shares of its capital stock or the capital stock of any Subsidiary, except to the Company or another Subsidiary. Unless approved by a majority of the outstanding Preferred Shares, the Company shall not permit any Subsidiary to purchase or set aside any sums for the purchase of, or pay any dividend or make any distribution on, any shares of its stock, except for dividends or other distributions payable to the Company or another Subsidiary.

3.18 Compliance with Laws. The Company shall comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders of any federal, state, provincial, municipal or other government department commission board, bureau agency or instrumentality,

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domestic or foreign, in respect of the conduct of its business and ownership of its properties, except where such non-compliance either individually or in the aggregate would not have a material adverse effect on the Company’s business, affairs, assets, financial condition, operations, results of operations or cash flows.

3.19 Keeping of Records and Books of Account.

(a) The Company shall keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with Canadian generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and such Subsidiary, and in which, for each fiscal year, all proper reserves required under Canadian generally accepted accounting principles consistently applied for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

(b) All references in this Agreement to Canadian generally accepted accounting principles shall be deemed to be automatically amended if and when the Board of Directors of the Company (including the approval of the Preferred Director) determine to use different accounting principles (including, without limitation, United States generally accepted accounting principles or international financial reporting standards) in connection with the preparation of the Company’s financial statements and the keeping of its books of accounts.

3.20 Change in Nature of Business. Unless approved by a majority of the outstanding Preferred Shares, the Company shall not make, or permit any Subsidiary to make, any material change in the nature of its business as conducted on the date hereof.

3.21 Rule 144A Information. The Company shall, at all times during which it is neither subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, provide in writing, upon the written request of any Investor or a prospective buyer of Preferred Shares or Conversion Shares from any Investor, all information required by Rule 144A(d)(4)(i) of the General Regulations promulgated by the Commission under the Securities Act (“Rule 144A Information”).

3.22 Acquisitions/Investments. The Company shall not acquire all or any interest in any other business or entity or establish or invest in any joint venture without the prior consent of at least a majority of the outstanding Preferred Shares if such acquisitions or investment exceeds USD$5,000,000.

3.23 Purchase by Related Entity. In the event the Company is required to redeem Preferred Shares from the Investors, in lieu of redeeming such Preferred Shares, the Investors shall be entitled to require the Company to cause any of its Subsidiaries or affiliated entities to purchase such Preferred Shares pursuant to the applicable terms set forth in the Articles, mutatis mutandis. Upon the completion of such purchase by such Subsidiary or affiliated entity, the Company shall be relieved from any obligation to redeem the Preferred Shares so purchased. If any Investor requires the Company to cause any of its Subsidiaries or affiliated entities to

Investor Rights Agreement — Page 24

purchase such holder’s Preferred Shares pursuant to this Section 3.23 and the Company fails to do so, the Company shall indemnify such Investor and hold such Investor harmless from and against any resulting tax liability. Notwithstanding anything herein contained, nothing in this Section 3.23 shall oblige the Company, its Subsidiaries, or affiliated entities to take any action pursuant to this Section 3.23, if such action is prohibited by law, or if such action would or could reasonably be expected to cause adverse consequence to the Company, its subsidiaries, affiliated entities, or the other shareholders. All expenses related to any such accommodation by the Company, its Subsidiaries and/or related entitles shall be paid by the holders of the Preferred Shares.

3.24 Transactions with Careworx. For so long as any Affiliate of the Company beneficially owns, directly or indirectly, any securities of or ownership interest in Careworx, the Company shall, and shall cause each Subsidiary to, (i) refer or otherwise direct any current or prospective customer of the Company to Careworx only for such services as are not provided by Company and its Subsidiaries to their respective customers in the ordinary course of business and (ii) maintain commercial relationships with each such referred customer on terms and conditions that are no less favorable to the Company and its Subsidiaries as the terms and conditions in effect for customers of similar size and receiving similar services from the Company and/or its Subsidiaries and that the Company has not referred or otherwise directed to Careworx. The Company and the Investors agree and acknowledge that, in the event that the Company acquires Resource Systems, Inc., the Investors and the Company will negotiate in good faith to structure such acquisitions so as to avoid any conflict of interest between the Company and the shareholders of the Company who also have an ownership interest in Careworx that is fair and equitable to the Company.

ARTICLE IV

MISCELLANEOUS

4.1. Termination.

(a) Registration Rights. The right of a holder of Restricted Shares to request registration pursuant to Sections 2.3, 2.4 or 2.5 shall terminate with respect to such holder of Restricted Shares on the earliest of (i) the fifth (5th) anniversary of a the Company’s Initial Public Offering or (ii) such date on which (x) such holder (together with all of such holder’s Affiliates) beneficially owns less than one percent (1%) of the outstanding Restricted Shares and (y) such holder receives an opinion from counsel reasonably acceptable to such holder that such holder can sell all of its Restricted Shares pursuant to Rule 144 of the Securities Act, without restrictions, or any successor regulation or comparable provision of Canadian Securities Law.

(b) Covenants. Each of the covenants set forth in Article III of this Agreement shall terminate and be of no further force or effect upon the earliest to occur of: (i) immediately prior to and conditional upon the completion of a Qualified IPO; (ii) immediately prior to the consummation of a Sale Event (as defined in the Shareholders Agreement); (iii) a combination thereof; or (iv) in the event that Investors and their Affiliates collectively cease to hold fifty percent (50%) of the Class A Preferred Shares originally issued to the Investors in the aggregate.

Investor Rights Agreement — Page 25

4.2 Counterparts; Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement may be executed and transmitted by facsimile or other means of electronic communication, which signature shall be binding upon the parties as if they were original signatures.

4.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario (other than its rules of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby) and the laws of Canada applicable in the Province of Ontario.

4.4 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein. If such a modification is not possible, the parties hereto shall negotiate in good faith a modification of such provision that reflects as closely as possible the economic purpose of the invalid, illegal or unenforceable provision. If no agreement with respect to such modification is reached, the invalid, illegal or unenforceable provision will be severed from this Agreement. In any case, the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby for so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any party.

4.5 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each of the parties hereto shall be entitled to specific performance of the agreements and obligations hereunder of the Company and the other parties hereto and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

4.6 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile, addressed as follows:

(a) if to the Company, at Wescom, Inc., 6975 Creditview Road, Unit 4, Mississauga, ON, Canada L5N 8E9, Attention: President, facsimile: (905) 858-2248, with a copy to Harris + Harris LLP, 2355 Skymark Avenue, Suite 300, Mississauga, ON, Canada L4W 4Y6, Attention: Gregory H. Harris, facsimile: (905) 629-4350;

(b) if to any Investor, at the address of such Investor set forth in Schedule I hereto, with a copy to Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, Attention: Mark H. Burnett, facsimile: (617) 523-1231;

Investor Rights Agreement — Page 26

(c) if to any Founder, at Wescom, Inc., 6975 Creditview Road, Unit 4, Mississauga, ON, Canada L5N 8E9, facsimile: (905) 858-2248, with a copy to Harris + Harris LLP, 2355 Skymark Avenue, Suite 300, Mississauga, ON, Canada L4W 4Y6, Attention: Gregory H. Harris, facsimile: (905) 629-4350.

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others. All notices shall be considered to be delivered (i) three (3) days after dispatch in the event of first class or registered mail, (ii) the next succeeding business day in the event of electronic mail or facsimile transmission (with confirmation of receipt) or overnight courier service, and (iii) on the day of delivery in the event of delivery by hand in person.

4.7 Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. No provision of this Agreement may be amended, modified or waived except by an instrument in writing executed by the Company and the Investors holding a majority of the outstanding Preferred Shares then held by all Investors; provided, however, that the provisions of Article II may not be amended, modified or waived except by an instrument in writing executed by the Company and holders of a majority of the then outstanding Restricted Shares; provided further, however, that the provisions of Section 3.2 and this Section 4.7 may not be amended, modified or waived in a manner that, by its terms, adversely and disproportionately affects the Founders (as compared to the Investors) except by an instrument in writing executed by (a) the Company, (b) the Investors holding a majority of the Preferred Shares then held by all Investors and (c) the Founders holding a majority of the Common Shares then held by all Founders; and provided further, however, that any party may waive its rights under any provision of this Agreement by delivering to the Company an instrument in writing executed by such party. No waiver hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature. Notwithstanding the foregoing, any amendment or modification which adversely affects one or more holders of Preferred Shares in a different manner than all other holders of Preferred Shares shall require the written consent of such party.

4.8 Assignment; Binding Effect. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto (including without limitation permitted transferees of Preferred Shares or Restricted Shares), whether so expressed or not. The rights of any holder of Restricted Shares under this Agreement may be transferred (subject to compliance with the Shareholders Agreement, provided that, for the avoidance of doubt, nothing herein shall supersede the Shareholders Agreement for so long as such Shareholders Agreement is in effect) to any transferee (i) who acquires at least 956,938 Preferred Shares (appropriately adjusted to reflect stock splits, stock dividends, combinations or the like with respect to the Preferred Shares) from such holder of Preferred Shares or its permitted transferee, (ii) who is a limited or general partner, shareholder, member or other Affiliate of a holder of Restricted Shares or its permitted transferee, or (iii) any other Investor; provided that in the case of clauses (i) and (ii) above, such transferee shall agree to be bound by and execute a counterpart signature page to this Agreement.

Investor Rights Agreement — Page 27

4.9 Aggregation of Stock. All Restricted Shares held or acquired by Affiliates of the Investors shall be aggregated together for the purposes of determining the availability of any rights under the Agreement.

4.10 Captions. Captions are for convenience only and are not deemed to be part of this Agreement.

4.11 Mutual Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in transactions similar to those contemplated hereby. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Investor Rights Agreement – Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Investor Rights Agreement to be executed as of the date first above written.

WESCOM INC.

By:	/s/ Michael Wessinger
Name:	Michael Wessinger
Title:	President

Investor Rights Agreement – Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Investor Rights Agreement to be executed as of the date first above written.

INVESTORS:

JMI EQUITY FUND VII, L.P.

By:	JMI Associates VII, L.L.C.,
Its General Partner

By:	/s/ Harry Gruner
Name:	Harry Gruner
Title:	Managing Member

Investor Rights Agreement – Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Investor Rights Agreement to be executed as of the date first above written.

FOUNDERS:

SOLELY FOR PURPOSES OF SECTION 3.2 AND ARTICLE IV (EXCEPT FOR SECTIONS 4.1 AND 4.9) HEREOF:

/s/ Michael Wessinger
Michael Wessinger

/s/ David Wessinger
David Wessinger

SCHEDULE I

INVESTORS

JMI Equity Fund VII, L.P.

SCHEDULE II

The Company and its Subsidiaries shall comply with the undertakings set forth below for each year (or portion thereof) in which the Company or any of its Subsidiaries is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company or any of its Subsidiaries, as applicable, shall retain such independent advisors as may be necessary to assist with the following undertakings and will bear the expenses associated with such independent advisors.

1.	Within 30 business days following March 31, June 30, September 30 and December 31 of each year (each, a “Calendar Quarter”), the Company shall determine the current and accumulated “earnings and profits” of the Company and each of its Subsidiaries, calculated in accordance with Section 964 of the Code, and provide such information to any Investor that is a “United States person” as defined in Section 7701(a)(30) the Code (a “U.S. Investor”).

2.	The Company agrees that it and each of its Subsidiaries will use commercially reasonable efforts, consistent with the Company’s business objectives, to avoid (a) realizing “subpart F income,” as defined in Section 952 of the Code, and (b) causing the Investors to include amounts in gross income pursuant to Sections 951(a)(1)(B) and 956 (“Investment of earnings in United States property”) of the Code.

3.	The Company shall review the financial position of the Company and each of its Subsidiaries each Calendar Quarter to determine the amount, if any, of its subpart F income and earnings invested in U.S. property. If, notwithstanding the undertakings in paragraph 2 above, the Company determines that it is likely that in any Calendar Quarter the Company has realized or will realize subpart F income or has increased or will increase its earnings invested in U.S. property, the Company shall immediately so inform the U.S. Investors and consider what steps, if any, should be taken by the Company to reduce the amount of its subpart F income or earnings invested in U.S. property, as the case may be, for the current quarter and for future periods.

SCHEDULE III

The Company and its Subsidiaries shall follow the guidelines set forth below in order to determine whether it is properly classified as a passive foreign investment company (a “PFIC”) as defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

The Company or any of its non-U.S. Subsidiaries will be a PFIC for any taxable year in which either (i) 75% or more of its gross income is “passive income” within the meaning of Section 1297(b) of the Code or (ii) on average for the taxable year, 50% or more of its assets (by value), produce or are held for the production of passive income (“passive assets”). Assets which do not produce passive income are hereinafter referred to as “nonpassive assets”.

1.	Within 30 business days following the end of each of the first three quarters of each taxable year of the Company and its Subsidiaries, the principal financial or accounting officer of the Company (the “CFO”) will review the financial position of the Company and its Subsidiaries to determine the extent of their passive and nonpassive income for the quarter. For purposes of this determination, the CFO will apply the guidelines contained in IRS Notice 88-22, 1988-1 CB 489, or such other applicable regulatory or administrative pronouncements as may have been issued by the Internal Revenue Service or such judicial interpretations as may have been rendered prior to the date of such review.

2.	If, based upon such review, the CFO determines that it is likely that, as of the end of such quarter, the Company or any of its Subsidiaries may have had passive income which exceeds 70% of its total gross income or passive assets which exceed 45% of its total assets, then the CFO will immediately so inform the Investors and consider what steps, if any, should be taken by the Company or its Subsidiaries to reduce the amount of passive income and/or the amount of passive assets, as the case may be, for future periods.

3.	Promptly following the end of each taxable year, the CFO will again review the financial position of the Company and its Subsidiaries and make a final determination of the extent of their passive and nonpassive income for such taxable year and their passive and nonpassive assets as of the end of such taxable year, applying the same guidelines as are referenced in paragraph 1 above. In the event that the CFO determines that the Company may have had passive income which exceeds 70% of its total gross income or passive assets which exceed 45% of its total assets, then the CFO will immediately so inform the Investors and consider what steps, if any, should be taken by the Company or its Subsidiaries to reduce the amount of passive income and/or the amount of passive assets, as the case may be, during the next following taxable year.

4.	If, despite the Company’s best efforts, the Company would be treated as a PFIC, the Company shall comply with the information and other reporting requirements set forth in Subtitle A, Chapter 1, Subchapter P, Part VI of the Code.

5.	If, despite the Company’s and its Subsidiaries’ best efforts, the Company or any of its Subsidiaries would be treated as a PFIC, the Company or its Subsidiaries, as applicable,

shall, for the year of such determination and each subsequent year, timely provide each of the Investors with a properly completed and duly executed “PFIC Annual Information Statement” that meets the requirements of U.S. Treasury Regulations Section 1.1295-1(g) and any other information or assistance required by such regulations or otherwise necessary for the Investors or their direct or indirect owners to (i) make a timely election to treat such entity that is a PFIC as a “qualified electing fund” under Section 1295 of the Code and (ii) timely fulfill their annual election requirements (as described in U.S. Treasury Regulations Section 1.1295-1(f)) in each subsequent year in which any of the Investors owns an interest (directly or indirectly) in such entity. Each PFIC Annual Information Statement provided to the Investors pursuant to the preceding sentence shall be prepared by a qualified U.S. tax advisor experienced in such matters. Furthermore, if the Company or any of its Subsidiaries is a PFIC, such entity shall use reasonable best efforts, consistent with the Company’s or its Subsidiaries’ business objectives, as applicable, not to generate any income, gains or other earnings and profits, as determined for U.S. federal income tax purposes, from transactions entered into outside of the ordinary course of its business during any period in which any of the Investors holds an interest (directly or indirectly) in such entity. For purposes of the previous sentence, transactions entered into outside of the ordinary course of business shall include, but shall not be limited to, transfers of assets between and among the Company and its Subsidiaries and transfers of the Company or its Subsidiaries or interests in such entities.

EXHIBIT A

SHAREHOLDERS AGREEMENT

EXHIBIT B

FORM OF EMPLOYEE CONFIDENTIALITY AND ASSIGNMENT AGREEMENT

EXHIBIT C

FORM OF CONSULTING AGREEMENT